Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: W. Anderson Geater
866.4 ORIGEN

Origen Financial Announces Third Quarter Results and Declares Dividend Payment

     SOUTHFIELD, MI. (November 12, 2004) — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured home loans, today announced net income of $1.7 million, or $0.07 per share on a fully-diluted basis, for its third quarter ended September 30, 2004, compared with a net loss of $14.8 million by Origen’s predecessor for the third quarter of 2003. Origen also announced today that it has declared a dividend payment for the third quarter of 2004. The dividend was declared on November 12, 2004 and will be paid to holders of Origen’s common stock of record on November 22, 2004. The aggregate amount of the dividend will be approximately $6.3 million, or $0.25 per share.

     “As previously announced, in our October 4th release, Origen will pay a $.25 dividend this quarter, which will include a substantial return of capital” stated Ronald A. Klein, Origen’s Chief Executive Officer. “We will review our dividend policy in light of our future operational results, business outlook, cash usage and other appropriate factors and we expect our rate of distributions to more closely approximate our estimated taxable earnings.”

Financial Highlights

     Total revenue for the third quarter 2004 increased 86% to $14.5 million from $7.8 million for the third quarter of 2003. For the third quarter of 2004, Origen’s interest income was $11.5 million, as compared to $5.8 million for the third quarter of 2003, an increase of 98%. The increase was primarily due to the increased size of the owned loan portfolio between the quarters compared. Interest expense for the third quarter 2004 was $3.7 million versus $5.4 million for the third quarter 2003 despite the fact that average borrowings were 31% greater than the third quarter of 2003. The decrease of 31% in interest expense was due to substantially lower average interest rates on borrowings for the 2004 period.

     Non-interest income for the third quarter 2004 totaled $3.0 million as compared to $2.0 million for the third quarter 2003, an increase of 50%. Fees from loan servicing activities were the primary source of non-interest income.

     Non-interest expenses were $7.5 million for the third quarter 2004, down 28% compared to $10.5 million for the third quarter 2003, excluding a write-down of loan residual interest of $3.8 million in the 2003 quarter. The decrease was largely related to reduced personnel costs and a reduction in professional fees.

     “Given the continued difficulties in the manufactured housing industry we are generally pleased with our second quarter results,” stated Klein. “We increased our origination volume by 30% over second quarter 2004 to $78.4 million. After three quarters we have originated $184.4 million in loans as compared to $188.4 million for all of 2003. We were especially pleased with the results of our 2004 B securitization which resulted in more leverage and tighter spreads than our 2004 A securitization. However, the industry continues to see a decline in new home shipments, and current low interest rates make site built homes more competitive relative to manufactured housing.”

Highlights for the Quarter

•	Net loan portfolio (“owned portfolio”) at September 30, 2004, of $519.9 million, increased 41% over the December 31, 2003 year-end balance of $368.5 million and 89% over the September 30, 2003 year ago quarter-end balance of $245.1 million.

•	Loan production for third quarter 2004 increased by 30% to $78.4 million compared to second quarter 2004 production of $60.4 million and also 30% versus third quarter 2003 production of $60.1 million.

•	Completion of Origen 2004 B securitization, with the issuance of $169 million of asset-backed certificates secured by manufactured housing contracts with seven separate offered classes ranging from $10 million to $49 million consisting of AAA, AA, A and BBB rated bonds.

Portfolio Performance

     Loans 60+ days delinquent were 1.9% of the owned loan portfolio at September 30, 2004 compared to 2.2% at September 30, 2003. The allowance for general loan losses increased to $4.7 million at September 30, 2004 from $4.5 at September 30, 2003. Origen charged off $1.4 million to the general loan loss reserve and $928,000 against the loan recourse reserve for the third quarter 2004. Additionally, Origen made a $1.5 million provision for general loan losses during the quarter. Origen continues to experience better loan performance for loans originated in 2002 and later, as compared to loans originated in 2000 and 2001.

     “We continue to see better portfolio performance as a result of the underwriting improvements we continue to make,” said Klein. “Third quarter results were better than second quarter and October saw a further reduction in delinquency. Furthermore, recovery rates increased for our owned portfolio in the third quarter versus second quarter. While we are encouraged by the performance of our overall portfolio as we head into the challenging fourth quarter holiday period, we are carefully monitoring the performance of our loans in hurricane affected states where we have seen a pick up in late stage delinquency. Furthermore, we have seen deterioration in the performance of loans located in Michigan, which make up a relatively high percentage of some of our older pools. Job losses in the state have impacted our customers’ ability to make their payments.” Klein further stated, “October was our second highest origination volume month in 2004, slightly ahead of September. Additionally, in October, loans closed under our Recovery Rewards program (whereby dealers provide a minimum 65% recovery rate on repossessed units in exchange for an interest strip on performing loans) increased to 41% of our volume versus 30% year to date. However, we did see a notable slowdown in loan originations in some of the hurricane affected states, particularly Florida and Georgia. Excluding FEMA shipments, new home shipments were down again in October with multi section homes down 11%. We expect to see a continuing challenging environment for the remainder of the year and into 2005. In the face of these conditions, we remain determined to not vary from the sound lending practices that have led to our successful securitizations and profitability.”

Earnings Call and Webcast

     A conference call and webcast are scheduled for November 15, 2004, at 11:00 a.m. EST to discuss third quarter 2004 earnings. Registration for the conference call and webcast can be made through Origen’s website at www.origenfinancial.com. The toll-free call-in number for Q&A is 800-289-0544. A listen only call-in number, 800-289-0552, is also available. A replay will be available following the call through Friday, November 19, and can be accessed by dialing 719-457-0820 or 888-203-1112. The confirmation code for the replay is 939701. The replay will also be available on Origen’s website.

About Origen

     Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans. For more information about Origen, visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share data)

ASSETS

	(Unaudited)
	September 30,	December 31,
	2004	2003
Assets
Cash and Equivalents	$37,336	$6,926
Restricted Cash	7,821	6,017
Investment Securities	37,212	—
Loans Receivable	519,873	368,509
Premises & Equipment	2,169	2,476
Goodwill	32,277	32,277
Other Assets	29,962	28,337

Total Assets	$666,650	$444,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Warehouse Financing	$62,882	$273,404
Securitization Financing	342,968	—
Repurchase Agreements	21,552	—
Note Payable	—	4,037
Loan Recourse Liability	4,750	8,740
Other Liabilities	16,472	15,572

Total Liabilities	448,624	301,753

Equity
Common Stock	252	152
Preferred Stock	125	—
Additional Paid-in Capital	219,100	143,289
Deferred Compensation Restricted Stock	(3,754)	(1,114)
Accumulated Other Comprehensive Loss	—	(20)
Retained Earnings	2,303	482

Total Equity	218,026	142,789

Total Liabilities and Equity	$666,650	$444,542

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Quarter Ended September, 30	Quarter Ended September, 30	Increase (Decrease)
	2004	2003	$	%
Interest Income
Total Interest Income	$11,483	$5,785	$5,698	98.5%
Total Interest Expense	3,723	5,397	(1,674)	-31.0%

Net Interest Income Before Losses	7,760	388	7,372	1900.0%
Provision for Loan and Recourse Losses	1,500	2,910	(1,410)	-48.5%

Net Interest Income After Losses	6,260	(2,522)	8,782	348.2%
Non-interest Income	2,976	1,969	1,007	51.1%
Adjustment in Value of Retained Interests in Loans Sold	—	(3,804)	(3,804)	-100.0%
Non-interest Expenses:
Total Personnel	5,206	7,002	(1,796)	-25.6%
Total Loan Origination & Servicing	334	312	22	7.1%
State Taxes	13	14	(1)	-7.1%
Total Other Operating	1,992	3,156	(1,164)	-36.9%

Total Non-interest Expenses	7,545	10,484	(2,939)	-28.0%

Net Income (Loss)	$1,691	$(14,841)	$16,532	111.4%

Common Shares Outstanding	25,228,150

Weighted Average Common Shares Outstanding, Basic	24,726,729

Weighted Average Common Shares Outstanding, Diluted	25,028,922

Earnings Per Share on Basic Average Shares Outstanding	$0.07

Earnings Per Share on Diluted Average Shares Outstanding	$0.07